Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

March 2, 2012

Citi Chairman Richard D. Parsons to Leave Board of Directors

NEW YORK - Citi today announced that Richard D. Parsons will not seek re-election to the Board of Directors at the upcoming Annual Meeting of Stockholders in April. Mr. Parsons, who will remain Chairman through the annual meeting, has been Chairman of the Board since 2009 and a Board member since 1996. The Board, consistent with its pre-existing succession planning, intends to select Michael E. O’Neill to succeed Mr. Parsons as Chairman following the stockholder meeting. In addition to Mr. Parsons, Alain J.P. Belda, a Board member since 1997, and Timothy C. Collins, a Board member since 2009, will not seek re-election to the Board.

Mr. Parsons said, “Under Vikram Pandit’s leadership, Citi has made remarkable progress. It has emerged from the financial crisis a well-capitalized institution with a clear strategy, sound risk management and a solid, competitive position in global markets. In addition, new members now make up the majority of the Board, including some of the most talented and experienced leaders in the financial industry.

“Citi still faces a challenging environment, as do all the large banks, but the crisis is behind us. Given the strong position that Citi is in today, I have concluded that the time has come for me to take my leave. Together with the rest of the Board of Directors, I have complete confidence in the management team, the actions they have taken to strengthen Citi, and the course they have charted for the future of one of the world’s truly great financial institutions. Moreover, in Mike O’Neill, the Board will have the perfect leader to enable it to continue providing the oversight and guidance America’s global bank deserves,” Mr. Parsons concluded.

Vikram Pandit, CEO of Citi, said: “It has been a great pleasure to work with Dick since I joined Citi in 2007. He has been a terrific partner as we embarked on transforming Citi and returning to our core capabilities of providing banking services to our clients around the world, and it was under his stewardship of the Board that Citi was able to return to a position of strength among its peers. I will miss his guidance, expertise and perspective. As we commemorate our 200th anniversary, I look forward to working with the Board as we continue our focus on supporting economic progress and connecting the world for our clients.

“I want to thank Alain Belda for his leadership and for his invaluable guidance throughout his years of service to the Board and to Citi. I’d also like to thank Tim Collins for his significant contributions to the Board during one of the most critical periods in our company’s history,” Mr. Pandit concluded.

Previously, Mr. Parsons served as Chairman and Chief Executive Officer of Dime Bancorp, Inc., where he successfully worked with government regulators to enable the bank to continue as a private sector enterprise. He also previously served in the positions of President, Chief Executive Officer and Chairman at Time Warner, where he led the company’s turnaround after its merger with America Online in 2000. Prior to that, Mr. Parsons was managing partner of the New York law firm Patterson, Belknap, Webb & Tyler, and held various positions in state and federal government, including as counsel for New York Governor Nelson Rockefeller and senior White House aide under President Gerald Ford.

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Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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